Exhibit 3.9

TRANSLATION

58th AMENDMENT TO THE ARTICLES OF
ORGANIZATION OF TEXAS
INSTRUMENTOS ELETRÔNICOS DO
BRASIL LTDA.

CNPJ/MF No. 61.113.734/001-71
NIRE 35.200.878.912

Campinas, April 27, 2006

1.	TEXAS INSTRUMENTS TRADE & INVESTMENT COMPANY S.A., a company organized and existing under the laws of the Republic of Panama, with head offices at 7839 Churchill Way, Dallas, Texas, United States of America, enrolled with the General Taxpayers’ Registry (“CNPJ/MF”) under No 05.620.966/0001-45, herein represented by its attorney-in-fact, Fátima Aparecida Carr, Brazilian, single, lawyer, of age, resident and domiciled in the City of São Paulo, State of São Paulo, with offices at Av. Dr. Chucri Zaidan, 920, 8th floor, bearer of the Identity Card R.G. No. 5.945.807 SSP/SP and enrolled with the Individual Taxpayers’ Registry (“CPF/MF”) under No. 001.933.688-89;

and

2.	TEXAS INSTRUMENTS INCORPORATED, a company organized and existing under the laws of the State of Delaware, Unite States of America, with head offices at 12500 TI Boulevard, Dallas, Texas, Unites States of America, enrolled with the CNPJ/MF under No 05.576.817/0001-26, herein represented by its attorney-in-fact, Fátima Aparecida Carr, identified above;

sole quotaholders of the limited liability company named TEXAS INSTRUMENTOS ELETRÔNICOS DO BRASIL LTDA. (the “Company”), with head offices at Rua Azarias de Melo, 648/660, Bairro Taquaral, Zip Code 13090-080, in the City of Campinas, State of São Paulo, enrolled with the CNPJ/MF under No. 61.113.734/0001-71, with its Articles of Organization and further amendments thereto filed with the Companies’ Commercial Register of the State of São Paulo (“JUCESP”), as follows:

Document	Date of Signature	Date of Filing	Filing No.
Articles of Organization	08.14.1962	10.23.1962	301.222
1st amendment	01.20.1963	03.23.1963	310.450
2nd amendment	04.30.1965	08.17.1965	374.486
3rd amendment	03.09.1966	05.26.1966	396.891
4th amendment	11.13.1967	12.28.1967	445.009
5th amendment	07.17.1968	09.11.1968	464.726
6th amendment	11.20.1968	12.03.1968	471.799
7th amendment	01.31.1969	02.11.1969	477.541
8th amendment	06.20.1969	05.14.1970	524.598
9th amendment	04.20.1970	07.16.1970	534.231
10th amendment	05.07.1971	06.01.1971	569.351
11th amendment	04.16.1972	08.08.1972	616.846
12th amendment	10.25.1972	11.23.1973	636.093
13th amendment	09.03.1973	11.08.1973	687.323
14th amendment	01.03.1974	02.07.1974	699.977
15th amendment	03.25.1974	05.09.1974	710.959
16th amendment	07.17.1974	07.30.1974	725.587
17th amendment	09.04.1974	12.17.1974	751.939
18th amendment	07.18.1975	10.02.1975	803.367
19th amendment	02.16.1976	02.26.1976	830.161
20th amendment	04.23.1976	05.06.1976	840.895
21st amendment	09.16.1976	10.21.1976	879.345
22nd amendment	10.22.1976	11.23.1976	885.231
23rd amendment	03.30.1977	04.14.1977	911.237
24th amendment	06.24.1978	08.17.1978	1.009.020
25th amendment	01.08.1979	02.01.1979	1.035.560
26th amendment	04.19.1979	05.07.1979	1.046.151
27th amendment	04.16.1980	05.22.1980	1.106.100A
28th amendment	11.10.1980	02.05.1981	1.153.619
29th amendment	02.09.1981	02.23.1981	1.155.605
30th amendment	03.04.1981	05.24.1981	1.159.508
31st amendment	07.22.1981	08.18.1981	1.184.012

.2.

32nd amendment	12.10.1981	12.20.1981	6.501
33rd amendment	03.12.1982	04.01.1982	24.759
34th amendment	07.26.1982	08.31.1982	89.347
35th amendment	12.21.1982	01.14.1983	4.784
36th amendment	06.21.1983	07.07.1983	71.497
37th amendment	02.09.1984	02.16.1984	14.456
38th amendment	03.14.1984	03.20.1984	22.640
39th amendment	06.06.1984	07.25.1984	71.081
40th amendment	08.06.1984	09.11.1984	90.620
41st amendment	11.29.1984	12.11.1984	126.206
42nd amendment	12.28.1984	01.23.1985	7.047
43rd amendment	10.28.1985	11.25.1985	156.327
44th amendment	09.30.1986	10.31.1986	308.683
45th amendment	04.13.1987	05.14.1987	384.246
46th amendment	10.15.1987	11.03.1987	477.814
47th amendment	06.16.1988	06.27.1988	585.348
48th amendment	11.22.1989	12.27.1989	874.348
49th amendment	12.28.1990	01.15.1991	6.977/91-1
50th amendment	01.24.1991	02.05.1991	16.304/91-3
51st amendment	10.28.1991	12.02.1991	94.333/91-7
52nd amendment	09.13.1994	09.26.1994	142.326/94-0
53rd amendment	06.17.1999	07.06.1999	113.753/99-8
54th amendment	06.25.1999	07.06.1999	113.754/99-1
55th amendment	01.09.2003	01.20.2003	15.831/03-6
56th amendment	12.10.2003	02.20.2004	92.415/04-0
57th amendment	04.24.2006	at filing stage at JUCESP

and also the companies below described:

3.	SENSATA TECHNOLOGIES B.V., a private company with limited liability, organized and existing in accordance with the laws of the Netherlands, with its principal place of business at Amsteldijk 166, 6th floor, 1079 LH Amsterdam, the Netherlands, enrolled with the CNPJ/MF under No 07.948.012/0001-91, herein represented by its duly appointed attorney-in-fact, José Olavo Faria Scarabotolo, Brazilian, single, lawyer, resident and domiciled in the City of São Paulo, State of São Paulo, with offices at Rua Boa Vista, 254, 9th floor, Centro, CEP 01014-907, bearer of Identity Card R.G. No. 14.882.379-SSP/SP, and enrolled with CPF/MF under No. 087.150.198-88;

.3.

and

4.	SENSATA TECHNOLOGIES HOLLAND, B.V., a private company with limited liability, organized and existing in accordance with the laws of the Netherlands, with its principal place of business at Amsteldijk 166, 6th floor, 1079 LH Amsterdam, the Netherlands, enrolled with the CNPJ/MF under No 07.951.996/0001-60, herein represented by its duly appointed attorney-in-fact, José Olavo Faria Scarabotolo, identified above;

have commonly agreed to amend the Company’s Articles of Organization for the 58th time, as follows:

I. The quotaholder TEXAS INSTRUMENTS TRADE & INVESTMENT COMPANY S.A., holder of 4,252,279 (four million, two hundred and fifty-two thousand, two hundred and seventy-nine) quotas, fully paid-in, with a total par value of R$ 4,252,279.00 (four million, two hundred and fifty-two thousand, two hundred and seventy-nine Brazilian reais), hereby assigns and transfers, pursuant to the terms of the Asset and Stock Purchase Agreement, of January 8, 2006, executed abroad, all of its quotas, with the consent of the quotaholder TEXAS INSTRUMENTS INCORPORATED, free and clear of any liens and any encumbrances, to SENSATA TECHNOLOGIES B.V., which thus becomes a quotaholder of the Company.

II. The quotaholder TEXAS INSTRUMENTS INCORPORATED, holder of 1,863,572 (one million, eight hundred and sixty-three thousand, five hundred and seventy-two) quotas fully paid-in, with a total par value of R$ 1,863,572.00 (one million, eight hundred and sixty-three thousand, five hundred and seventy-two Brazilian reais), hereby assigns and transfers, pursuant to the terms of the Asset and Stock Purchase Agreement, of January 8, 2006, executed abroad, all of its quotas, with the consent of TEXAS INSTRUMENTS TRADE & INVESTMENT COMPANY S.A., free and clear of any liens and any encumbrances to the quotaholder SENSATA TECHNOLOGIES B.V.

III. The quotaholder SENSATA TECHNOLOGIES B.V., holder of 6,115,851 (six million, one hundred and fifteen thousand, eight hundred and fifty-one) quotas, fully paid-in, with a total par value of R$ 6,115,851.00 (six million, one hundred and fifteen thousand, eight hundred and

.4.

fifty-one Brazilian reais), hereby assigns and transfers 1 (one) quota, free and clear of any liens and any encumbrances, to SENSATA TECHNOLOGIES HOLLAND, B.V., which thus becomes a quotaholder of the Company.

IV. As a result of the Quota Pledge Agreement entered into on this date by and among the quotaholders SENSATA TECHNOLOGIES B.V. and SENSATA TECHNOLOGIES HOLLAND, B.V., the financial institutions therein represented by MORGAN STANLEY & CO. INCORPORATED, and the Company (“Agreement”), and pursuant to Sections 1.2(iv) and 1.4 of the Agreement, the quotaholders decide, by mutual agreement, to include one additional paragraph in Article 4 of the Company’s Articles of Organization in order to reflect the pledge over the Company’s quotas, as follows:

“Paragraph 3. All quotas owned by the quotaholders, which consist on the totality of the corporate capital of the Company, are pledged in accordance with the terms and conditions of a Quota Pledge Agreement, executed by the quotaholders on April 27, 2006. Any assignment, transfer or encumbrance of the pledged quotas shall be subject to prior authorization, in writing, in an amendment to the articles of association, by the beneficiaries of the pledge or by their assignee or successor, under the penalty of being deemed null and void. The evidence, by the quotaholders, of the satisfaction of the secured obligations provided in the Quota Pledge Agreement shall be sufficient for the cancellation of the pledge described in this section.”

V. Therefore, Article 4 of the Company’s Articles of Organization is amended and shall henceforth read as follows:

“Article 4. The Company’s capital, totally paid in, is R$ 6,115,851.00 (six million, one hundred and fifteen thousand, eight hundred and fifty-one Brazilian reais), divided into 6,115,851 (six million, one hundred and fifteen thousand, eight hundred and fifty-one) quotas, with a par value of R$1.00 (one real) each, apportioned between the quotaholders as follows:

(a)	SENSATA TECHNOLOGIES B.V. holds 6,115,850 (six million, one hundred and fifteen thousand, eight hundred and fifty) quotas with a total par value of R$ 6,115,850 (six million, one hundred and fifteen thousand, eight hundred and fifty Brazilian reais); and

.5.

(b)	SENSATA TECHNOLOGIES HOLLAND, B.V. holds 1 (one) quota with a total par value of R$ 1.00 (one Brazilian real).

Paragraph 1. Pursuant to Article 1,052 of Law No. 10,406 of January 10, 2002, the responsibility of each quotaholder is limited to the total amount of its quotas, being jointly liable for the full payment of the Company’s capital.

Paragraph 2. Each quota entitles the holder to one vote in the quotaholders’ resolutions.

Paragraph 3. All quotas owned by the quotaholders, which consist on the totality of the corporate capital of the Company, are pledged in accordance with the terms and conditions of a Quota Pledge Agreement, executed by the quotaholders on April 27, 2006. Any assignment, transfer or encumbrance of the pledged quotas shall be subject to prior authorization, in writing, in an amendment to the articles of association, by the beneficiaries of the pledge or by their assignee or successor, under the penalty of being deemed null and void. The evidence, by the quotaholders, of the satisfaction of the secured obligations provided in the Quota Pledge Agreement shall be sufficient for the cancellation of the pledge described in this section.”

VI. The quotaholders have decided, by mutual agreement, to change the name of the Company to SENSATA TECHNOLOGIES SENSORES E CONTROLES DO BRASIL LTDA. Therefore, Article 1 of the Company’s Articles of Organization is amended and shall henceforth read as follows:

“Article 1. The limited liability company is named SENSATA TECHNOLOGIES SENSORES E CONTROLES DO BRASILLTDA., and has its head offices and legal domicile in the City of Campinas, State of São Paulo, at Rua Azarias de Melo, 648/660, Bairro Taquaral, Zip Code 13090-080. The Company may maintain, open and close branches, offices and facilities anywhere in Brazil upon decision of the quotaholders pursuant to the quorum provided herein.”

VII. Immediately thereafter, the quotaholders unanimously decide to amend the Company’s purpose to: (a) include the activities of (i) manufacturing, production, fabrication and assembly of motor protectors, starting relays, integrated package with motor protectors and starting relays, thermostats, electrical, thermal and pressure sensors, pressure transducers and pressure switches; and (ii) sale of services; and (b) to exclude (i) the activities of manufacturing, production, fabrication and assembly of equipments, devices and electronic, electromechanical, radio, radar and

.6.

sonar components, semiconductors, optical and geophysical devices, as well as any other type of machinery, equipments, tools, parts and accessories for the purpose of geophysical and optical research on metal of any nature and description; (ii) the mention of the science fields of electronics, electronic components, semiconductors for physics, geophysics and radioactivity; equipments for industrial automation; (iii) the activities of distribution, development and services related to software, computers and peripherals; and (iv) the activities of purchase, sale and investment in gold.

VIII. In view of item VII above, Article 3 of the Company’s Articles of Organization shall henceforth become effective with the following new wording:

“Article 3. The purpose of the Company is: to manufacture, produce, fabricate and assemble motor protectors, starting relays, integrated package with motor protectors and starting relays, thermostats, electrical, thermal and pressure sensors, pressure transducers and pressure switches; to buy, sell, distribute, import, export and negotiate in any manner these other products, crude and elaborate raw materials, parts and accessories needed to its operation, as well as to sell services; to design, manufacture, fabricate, assemble, repair, buy, sell, lease and negotiate over other types of control devices, sensors or similar products; to conduct, guide and supervise scientific research, experiments and tests of any nature in any field of science.”

IX. Finally, the quotaholders SENSATA TECHNOLOGIES B.V. and SENSATA TECHNOLOGIES HOLLAND, B.V. have decided to restate the Company’s Articles of Organization which, already reflecting the amendment mentioned above, as well as others deemed necessary, shall henceforth read as follows:

“ARTICLES OF ORGANIZATION OF

SENSATA TECHNOLOGIES SENSORES E CONTROLES DO BRASIL LTDA.

NAME, HEAD OFFICE AND LEGAL DOMICILE

Article 1. The limited liability company is named SENSATA TECHNOLOGIES SENSORES E CONTROLES DO BRASIL LTDA., and has its head offices and legal domicile in the City of Campinas, State of São Paulo, at Rua Azarias de Melo, 648/660, Bairro Taquaral, Zip Code 13090-080. The Company may maintain, open and close branches, offices and facilities anywhere in Brazil upon decision of the quotaholders pursuant to the quorum provided herein.

.7.

DURATION

Article 2. The Company’s term of duration shall be indefinite.

PURPOSE

Article 3. The purpose of the Company is: to manufacture, produce, fabricate and assemble motor protectors, starting relays, integrated package with motor protectors and starting relays, thermostats, electrical, thermal and pressure sensors, pressure transducers and pressure switches; to buy, sell, distribute, import, export and negotiate in any manner these other products, crude and elaborate raw materials, parts and accessories needed to its operation, as well as to sell services; to design, manufacture, fabricate, assemble, repair, buy, sell, lease and negotiate over other types of control devices, sensors or similar products; to conduct, guide and supervise scientific research, experiments and tests of any nature in any field of science.

CAPITAL

Article 4. The Company’s capital, totally paid in, is R$ 6,115,851.00 (six million, one hundred and fifteen thousand, eight hundred and fifty-one Brazilian reais), divided into 6,115,851 (six million, one hundred and fifteen thousand, eight hundred and fifty-one) quotas, with a par value of R$1.00 (one real) each, apportioned between the quotaholders as follows:

(a)	SENSATA TECHNOLOGIES B.V. holds 6,115,850 (six million, one hundred and fifteen thousand, eight hundred and fifty) quotas with a total par value of R$ 6,115,850 (six million, one hundred and fifteen thousand, eight hundred and fifty Brazilian reais); and

(b)	SENSATA TECHNOLOGIES HOLLAND, B.V. holds 1 (one) quota with a total par value of R$ 1.00 (one Brazilian real).

Paragraph 1. Pursuant to Article 1,052 of Law No. 10,406 of January 10, 2002, the responsibility of each quotaholder is limited to the total amount of its quotas, being jointly liable for the full payment of the Company’s capital.

Paragraph 2. Each quota entitles the holder to one vote in the quotaholders’ resolutions.

.8.

Paragraph 3. All quotas owned by the quotaholders, which consist on the totality of the corporate capital of the Company, are pledged in accordance with the terms and conditions of a Quota Pledge Agreement, executed by the quotaholders on April 27, 2006. Any assignment, transfer or encumbrance of the pledged quotas shall be subject to prior authorization, in writing, in an amendment to the articles of association, by the beneficiaries of the pledge or by their assignee or successor, under the penalty of being deemed null and void. The evidence, by the quotaholders, of the satisfaction of the secured obligations provided in the Quota Pledge Agreement shall be sufficient for the cancellation of the pledge described in this section.

CAPITAL INCREASE

Article 5. The quotaholders, according to the provisions herein, may increase the Company’s capital, provided that the quotas already subscribed have been fully paid in.

Article 6. The capital increase shall be decided in quotaholders’ meeting, in which: (a) the terms and conditions of the capital increase shall be defined; (b) the thirty (30) day term to exercise the preemptive right shall be fixed; and (c) a quotaholders’ meeting shall be called to approve the corresponding amendment to the Articles of Organization, unless all quotaholders decide, in such moment, about the exercise of their preemptive right to subscribe new quotas in the corresponding capital increase. In this last case, the amendment to the Articles of Organization shall be approved in the same act.

Sole Paragraph. The quotaholders’ meetings mentioned in this Article shall be dismissed if all the quotaholders sign the corresponding Company’s amendment to the Articles of Organization.

MANAGEMENT

Article 7. The Company shall be managed by one or more individuals residing in Brazil, individually entitled as “Officer”. The Officers may be entitled as general officer and substitute officer. The Officers shall be appointed in a separate instrument and shall be vested with authority to manage the Company by means of a deed of investiture registered in the Company’s book of minutes of Management Meetings within 30 (thirty) days from the designation, otherwise the investiture shall be null and void.

.9.

Paragraph 1. The Officers shall cause the appointment to be filed with the Commercial Board, within 10 (ten) days from the corresponding investiture.

Paragraph 2. The Officers shall have their terms of office determined in the proper instrument of their appointments, occasion in which the quotaholders may authorize the use of other titles for the Company’s Officers.

Paragraph 3. The administration of the Company shall be performed solely by the general officer and, in his absence, by his substitute, pursuant to provisions set forth in the respective instrument of designation, being the general officer liable to represent the Company in and out of Court and perform all actions required for the regular operation of the Company, provided that such actions are consistent with the Company’s purposes, including to make banking or non-banking commitments, issue, sign or endorse promissory notes, withdrawals, bills of exchange, checks and payment orders for deposit, discount, invoicing, security or guaranty, using, for these purposes, the Company’s name.

Paragraph 4. The Officers are expressly prohibited to use the Company’s name in transactions unrelated to the Company, such as “aval”, collateral guaranty and other types of guaranty for personal benefit or for the benefit of third parties, such actions being considered ineffective in regard to the Company. The following actions are not included in such prohibition:

a)	provide guaranties that are required in lease agreements for residence of the Company’s employees, whenever such employees are relocated to a work site that differs from the originally contracted work site;

b)	subject to the previous written authorization of the quotaholders, the Officers may offer guaranties on behalf of the Company in bank loans extended to third parties that are customers in good standing with the Company, in regard to credit limits and previous performance, as long as the exclusive purpose of such bank loans is to finance the purchase of products manufactured by the Company; and

c)	subject to the previous written authorization of the quotaholders, the Officers may offer guaranties on behalf of the Company for the financing of materials imported by third parties, parts and equipments and their respective import duties and taxes, provided that such items will be used exclusively in the manufacturing of products and in the rendering of services sold by the Company.

.10.

QUOTAHOLDERS’ MEETING

Article 8. The quotaholders’ resolutions shall be taken in meetings, pursuant to the call and quorum requirements provided in this Chapter.

Paragraph 1. The quotaholders’ meetings may be dismissed in case all quotaholders decide and agree in writing about the matter subject to resolution.

Paragraph 2. According to the legislation in force, the drawing up of the minutes of quotaholders’ meeting in a proper book is dismissed. These minutes will be registered with the Commercial Board whenever the quotaholders deem convenient and/or necessary.

Article 9. Without prejudice to the provisions set forth herein and to the applicable legislation, the following matters will be subject to the quotaholders’ decision:

I.	annual approval of the management report;

II.	amendments to the Articles of Organization;

III.	the Company’s merger, split-off, transformation, dissolution and wind up, or the interruption of liquidation process;

IV.	appointment and replacement of liquidators and approval of their actions;

V.	reorganization request; and

VI.	profits’ destination.

Sole Paragraph. The quotaholders will decide, in due course, about the convenience to hold annual quotaholders’ meetings to discuss the subjects indicated in Article 1,078 of Law No. 10,406 of January 10, 2002.

Article 10. The quotaholders’ meetings shall be held whenever deemed necessary and shall be called by one Officer or by quotaholders representing at least 1/5 (one fifth) of the Company’s capital.

.11.

Paragraph 1. The call for the quotaholders meetings shall be in writing and given five (5) days prior to the corresponding meeting.

Paragraph 2. The formalities for the calls may be dismissed if all quotaholders attend or declare in writing to be aware of the place, date, time and agenda for such quotaholders meeting.

Article 11. The quotaholders meeting will be held with the presence of the quotaholders representing, at least, 3/4 (three fourths) of the Company’s capital, in the first call, and the majority of the Company’s capital, in subsequent calls.

Article 12. The quotaholders’ decisions will be taken by votes corresponding to, at least, 3/4 (three fourths) of the Company’s capital.

Sole Paragraph. The decisions taken in accordance with these Articles of Organization and the applicable legislation shall bind all quotaholders, even if absent or dissident.

ASSIGNMENT AND/OR TRANSFER OF QUOTAS

Article 13. The quotaholders may assign and/or transfer their quotas among themselves, without any restrictions. However, the partial or total transfer of quotas to third parties is prohibited without the written consent of the remaining quotaholder, to whom the right of first refusal to purchase the quotas is assured.

Paragraph 1. In any of the foregoing events, that is, either in the transfer among the quotaholders or in the transfer to third parties, the price of the quotas will be appraised based on the Company’s last balance sheet and its net worth.

Paragraph 2. The form of payment for the negotiated quotas shall be freely agreed upon by the quotaholders, and the quotaholders and third parties shall sign the instrument of amendment to the Articles of Organization within a maximum term of up to thirty (30) days as of the date of transfer of quotas that was agreed upon among the quotaholders and/or to third parties.

Paragraph 3. In the event of a definitive withdrawal of a quotaholder and its quotas are acquired by the remaining quotaholder, the latter shall have the right to appoint a third party, at its own discretion, in order to recompose the minimum number of quotaholders in the Company and so that it is not considered legally dissolved.

.12.

FISCAL YEAR AND BALANCE SHEETS

Article 14. The Company’s fiscal year shall commence on January 1st and end on December 31st of each year, on which date the Balance Sheet and Profit and Loss Statement shall be drafted and which shall be signed by the quotaholders or their legal representatives, as well as any of the Company’s Officers.

Paragraph 1. After deducting the legal percentage for amortization and depreciation of the Company’s assets, the asserted profits or losses shall be distributed among the quotaholders, in proportion to the quotas held by them.

Paragraph 2. The quotaholders may decide to not distribute profits and to allocate them to an account designated “Non-Distributed Profits” to be used as working capital.

Paragraph 3. In addition to an Interim Semi-Annual Balance Sheet prepared on June 30 of each year, the Company may prepare Interim Balance Sheets and Profit and Loss Statement on the last days of each month, for the purpose of payment of profits to the quotaholders, in accordance with the provisions set forth herein and the applicable legal requirements.

CONTINUATION OF THE COMPANY

Article 15. In the event of bankruptcy, judicial or extrajudicial reorganization request, dissolution, wind up or withdrawal of any quotaholder, the remaining quotaholders shall have the right of first refusal in the acquisition of the quotas of the quotaholder subject to bankruptcy, judicial or extrajudicial reorganization request, dissolution, wind up or withdrawal and the Company shall continue to carry out its business. The right of first refusal shall be exercised in accordance with the conditions set forth herein.

LIQUIDATION

Article 16. In case of liquidation, the applicable legal provisions shall be observed.

.13.

Sole Paragraph. During the liquidation procedure, the liquidator may encumber the Company’s personal property and Real Estate, contract loans and carry on the Company’s business.

APPLICABLE LAWS

Article 17. The Company shall be governed by the provisions of Law No. 10,406 of January 10, 2002 and, subsidiarily, by Law No. 6,404 of December 15, 1976 as amended.

JURISDICTION

Article 18. The quotaholders elect the City of Campinas, State of São Paulo, for the exercise and compliance of the rights and obligations related to these Articles of Organization, and elect the courts of such City to settle all issues arising hereunder, and waive any other court, however privileged it may be, currently or in the future.”

Thus agreed, the parties execute this instrument in four (4) counterparts of identical contents before the two (2) undersigned witnesses.

Campinas, April 27, 2006

TEXAS INSTRUMENTS TRADE &
INVESTMENT COMPANY S.A.

/s/ Fátima Aparecida Carr
By: Fátima Aparecida Carr attorney-in-fact

TEXAS INSTRUMENTS, INCORPORATED

/s/ Fátima Aparecida Carr
By: Fátima Aparecida Carr attorney-in-fact

.14.

SENSATA TECHNOLOGIES B.V.

/s/ José Olavo Faria Scarabotolo
By: José Olavo Faria Scarabotolo attorney-in-fact

SENSATA TECHNOLOGIES HOLLAND, B.V.

/s/ José Olavo Faria Scarabotolo
By: José Olavo Faria Scarabotolo attorney-in-fact

Witnesses:

1. -	/s/ Rafael dos Santos Silva Filro
Name: Rafael dos Santos Silva Filro
I.D.: RG n° 40.159.282-0-SSP/SP CPF n° 340.643.808-35

2. -	/s/ Wander Bulgarelli
Name: Wander Bulgarelli
I.D.: RG n° 11.981.137-SSP/SP CPF n° 002.301.418-03

.15.